Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.08 Per Share

San Jose, California — October 26, 2015 — Heritage Commerce Corp (Nasdaq:HTBK), today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share to holders of common stock and Series C Preferred Stock (on an as converted basis).  The dividend will be payable on November 24, 2015, to shareholders of record on November 10, 2015.

“As our franchise continues to deliver strong performance, we are pleased to be able to pay our quarterly cash dividend,” said Walter Kaczmarek, President and Chief Executive Officer.  “Cash dividends are one way to create shareholder value, and we appreciate the loyalty of our shareholder base.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC